Exhibit 99.1

Contact: Investor Relations
804.289.9709	FOR IMMEDIATE RELEASE

Brink's Reports First-Quarter Results

•	Operating profit: GAAP $26 million; non-GAAP $63 million

•	Results negatively affected by COVID-19 (est. $13 million) and currency translation ($15 million GAAP and $18 million non-GAAP)

•	EPS: GAAP $.03 vs $.27; non-GAAP $.36 vs $.81, reflecting materially higher tax rate

•	Management reducing costs, preserving cash, expects strong recovery post-crisis

•	Expect 2Q to be low point of 2020, with improved results in 2H as cost reductions take hold and global economies re-open

•	Acquisition of G4S cash operations on track; available liquidity of approximately $800 million expected after completion

•	June 1 Investor Day postponed until further notice due to health concerns related to the COVID-19 pandemic

RICHMOND, Va., May 5, 2020 –The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced results for the first quarter of 2020. Highlights include:

(In millions, except for per share amounts)	First-Quarter 2020
	GAAP	Change	Non-GAAP	Change	Constant Currency Change(b)
Revenue	$873	(4%)	$873	(4%)	3%
Operating Profit	$26	(55%)	$63	(26%)	(4%)
Operating Margin	3.0%	(350 bps)	7.2%	(220 bps)	(70 bps)
Net Income / Adjusted EBITDA(a)	$2	(87%)	$101	(23%)	(8%)
EPS	$0.03	(89%)	$0.36	(56%)	(33%)

(a)	The non-GAAP financial metric, adjusted EBITDA, is presented with its corresponding GAAP metric, net income attributable to Brink's.

(b)	Constant currency represents 2020 results at 2019 exchange rates.

Doug Pertz, president and chief executive officer, said: “The COVID-19 pandemic has made these very trying and uncertain times for everyone, as the world unites against this health and economic crisis. Given the uncertainties related to the pandemic, we are focused on three priorities-- protecting our employees and providing essential services to our customers, preserving cash and maximizing profits, and positioning Brink’s to emerge from this crisis stronger than it has ever been.
“The pandemic had a substantial impact on first-quarter results, first affecting our operations in Asia, and then in early March moving sequentially through Europe, North America and South America. Results were also affected significantly by unfavorable currency translation, which also began to have a material impact in early March driven, we believe, by a temporary flight from risk in key developing countries such as Mexico and Brazil.
“As we address the challenges of the pandemic, our confidence in the future is supported by our strong balance sheet, ample liquidity, and the decisive actions our global team is taking to revamp our cost structure to align with an expected near-term revenue decline of approximately 25 percent. In the second quarter, we expect to generate adjusted EBITDA of at least $45 million and positive operating cash flow for the year. We believe the second quarter will be the low point for 2020 and, as additional cost actions take hold, we expect margin improvement in the third and fourth quarters.
“Given the uncertainty regarding the impact of the pandemic on our customers’ operations, which currently includes shutdowns in more than 50 countries, we don’t believe that it is possible to provide guidance within a meaningful range. However, we expect to see revenue growth return as our customers-- most of which are large, stable and resilient businesses-- begin to resume operations, leading to an acceleration of earnings growth in the second half of the year. Fortunately, we have very limited exposure to dine-in restaurants and other small businesses that have been significantly affected by this pandemic and high exposure to essential services, which comprise approximately 44 percent of our retail customer base in the U.S. In addition to the substantial cost reduction actions we are taking, we are also reducing our planned cash capital expenditures by 50 percent to support achieving our target of positive free cash flow for the year.
“As we proactively address the issues related to this pandemic, we are continuing to complete the acquisition and integration of the G4S operations, which provide a new platform for accelerated growth. We have already begun to achieve the cost synergies related to the operations that have been completed to date. We are also moving quickly to introduce our new Strategy 2.0 tech-enabled cash management services that offer enhanced safety, ease-of-use and higher value-- attributes that we believe will be in even greater demand in the post-pandemic economy.
“Finally, I want to express my support and sympathy to those, both within and outside of Brink’s, who have been affected by this terrible virus. I also offer my sincere gratitude to all of our front-line employees for their dedication to ensuring that the essential services we provide remain available to our customers around the world. Together with our global operating managers, I am confident that Brink’s will emerge from this crisis as a stronger company with substantial revenue and earnings growth opportunities.”

G4S Acquisition Update
On February 26, Brink’s announced the planned acquisition of G4S cash operations in 17 markets, with closings planned in multiple phases throughout 2020. To date, the company has completed its acquisition of G4Si, a global provider of secure logistics and storage services, and G4S cash operations in nine markets including the Netherlands, Belgium, Ireland, Hong Kong, Cyprus, Romania, the Czech Republic, Malaysia and the Dominican Republic. The company expects to pay approximately $835 million for the entire transaction, including approximately $200 million to complete remaining acquisitions in eight additional markets. The acquisition is being financed with cash and debt from the company’s recently increased credit facility.
In 2019, the G4S businesses being acquired generated combined pro forma revenue of approximately $800 million and adjusted EBITDA of approximately $115 million, approximately 80 percent of which is attributable to the acquisitions completed to date. Upon completion, the entire transaction is expected to add more than $135 million in annualized adjusted EBITDA, including annualized cost synergies of approximately $20 million, expected to be achieved by the end of 2020.

Effective Tax Rate
The pandemic has had a substantial impact on the company’s projected 2020 non-GAAP effective income tax rate, which increased from 32 percent to 49.8 percent.  The increase is due primarily to the company’s expectation that it will be unable to utilize tax attributes at the lower projected income levels as well as the relative negative effect on the rate of tax expense items not based upon income.  Management expects its non-GAAP effective tax rate to return to the 30 percent range when the economic crisis subsides and the company’s earnings level improves.

Conference Call
Brink’s will host a conference call on May 5 at 4:30 p.m. ET to review first-quarter results.  Interested parties can listen by calling 888-349-0094 (in the U.S.) or 412-902-0124 (international). Participants can pre-register at http://dpregister.com/10138229 to receive a direct dial-in number for the call. The call also will be accessible live via webcast on the Brink’s website (www.brinks.com). A replay of the call will be available through June 5, 2020 at 877-344-7529 (in the U.S.) or 412-317-0088 (international). The conference number is 10138229. An archived version of the webcast will be available online in the Investor Relations section of http://investors.brinks.com.

The Brink’s Company and subsidiaries
(In millions, except for per share amounts) (Unaudited)

First-Quarter 2020 vs. 2019

GAAP		Organic	Acquisitions /			% Change
	1Q'19	Change	Dispositions(a)	Currency(b)	1Q'20	Total	Organic
Revenues:
North America	$435	9	5	(4)	444	2	2
South America	230	17	1	(51)	198	(14)	8
Rest of World	240	(8)	4	(5)	231	(4)	(3)
Segment revenues(g)	$905	18	10	(60)	873	(4)	2

Revenues - GAAP	$905	18	10	(60)	873	(4)	2

Operating profit:
North America	$44	(11)	—	(1)	33	(25)	(24)
South America	43	12	1	(14)	42	(3)	27
Rest of World	24	(9)	—	—	15	(37)	(36)
Segment operating profit	111	(8)	1	(14)	90	(19)	(7)
Corporate(c)	(26)	3	—	(4)	(27)	2	(12)
Operating profit - non-GAAP	$85	(4)	1	(18)	63	(26)	(5)

Other items not allocated to segments(d)	(26)	(12)	(2)	3	(37)	40	45
Operating profit - GAAP	$58	(16)	(1)	(15)	26	(55)	(28)

GAAP interest expense	(23)				(20)	(13)

GAAP interest and other income (expense)	(11)				(16)	39

GAAP provision for income taxes	10				(12)	fav

GAAP noncontrolling interests	1				1	25

GAAP income (loss) from continuing operations(f)	14				2	(87)

GAAP EPS(f)	$0.27				0.03	(89)

GAAP weighted-average diluted shares	50.9				51.3	1

Non-GAAP(e)		Organic	Acquisitions /			% Change
	1Q'19	Change	Dispositions(a)	Currency(b)	1Q'20	Total	Organic

Segment revenues - GAAP/non-GAAP	$905	18	10	(60)	873	(4)	2

Non-GAAP operating profit	85	(4)	1	(18)	63	(26)	(5)

Non-GAAP interest expense	(22)				(19)	(10)

Non-GAAP interest and other income (expense)	(2)				(5)	unfav

Non-GAAP provision for income taxes	19				19	1

Non-GAAP noncontrolling interests	1				1	38

Non-GAAP income from continuing operations(f)	41				18	(55)

Non-GAAP EPS(f)	$0.81				0.36	(56)

Non-GAAP weighted-average diluted shares	50.9				51.3	1

Amounts may not add due to rounding.

(a)
Non-GAAP amounts include the impact of prior year comparable period results for acquired and disposed businesses. GAAP results also include the impact of acquisition-related intangible amortization, restructuring and other charges, and disposition related gains/losses.

(b)
The amounts in the “Currency” column consist of the effects of Argentina devaluations under highly inflationary accounting and the sum of monthly currency changes. Monthly currency changes represent the accumulation throughout the year of the impact on current period results from changes in foreign currency rates from the prior year period.

(c)	Corporate expenses are not allocated to segment results. Corporate expenses include salaries and other costs to manage the global business and to perform activities required of public companies.

(d)	See pages 7-8 for more information.

(e)	Non-GAAP results are reconciled to applicable GAAP results on pages 9-12.

(f)	Attributable to Brink's.

(g)	Segment revenues equal our total reported non-GAAP revenues.

The Brink’s Company and subsidiaries
(In millions) (Unaudited)

Selected Items - Condensed Consolidated Balance Sheets

	December 31, 2019	March 31, 2020
Assets
Cash and cash equivalents	$311.0	274.4
Restricted cash	158.0	237.7
Accounts receivable, net	635.6	643.3
Right-of-use assets, net	270.3	261.1
Property and equipment, net	763.3	704.1
Goodwill and intangibles	1,057.1	1,070.1
Deferred income taxes	273.5	255.4
Other	295.0	354.8

Total assets	$3,763.8	3,800.9

Liabilities and Equity

Accounts payable	184.5	151.6
Debt	1,643.6	1,844.9
Retirement benefits	576.7	558.7
Accrued liabilities	628.4	564.5
Lease liabilities	218.4	212.5
Other	304.6	386.7
Total liabilities	3,556.2	3,718.9

Equity	207.6	82.0

Total liabilities and equity	$3,763.8	3,800.9

Selected Items - Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2019	2020
Net cash provided (used) by operating activities	$(38.0)	13.4
Net cash used by investing activities	(164.2)	(110.4)
Net cash provided by financing activities	106.6	168.1

Effect of exchange rate changes on cash	(3.6)	(28.0)
Cash, cash equivalents and restricted cash:
Increase (decrease)	(99.2)	43.1
Balance at beginning of period	479.5	469.0
Balance at end of period	$380.3	512.1

Supplemental Cash Flow Information

Capital expenditures	$(35.2)	(30.2)
Acquisitions	(129.9)	(73.3)
Depreciation and amortization	47.8	45.0
Cash paid for income taxes, net	(11.4)	(20.4)

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 47 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in these materials includes, but is not limited to: future results and economic conditions, available liquidity following the G4S acquisition, second-quarter 2020 adjusted EBITDA results and expected margin improvement in future quarters, 2020 free cash flow, expected purchase price for the G4S acquisition, timing and amount of contributions from and synergies related to the G4S acquisition, and future costs related to Reorganization and Restructuring. Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated.

Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability and execute further cost and operational improvement and efficiencies in our core businesses; our ability to improve service levels and quality in our core businesses; market volatility and commodity price fluctuations; seasonality, pricing and other competitive industry factors; investment in information technology (“IT”) and its impact on revenue and profit growth; our ability to maintain an effective IT infrastructure and safeguard confidential information; our ability to effectively develop and implement solutions for our customers; risks associated with operating in foreign countries, including changing political, labor and economic conditions, regulatory issues (including the imposition of international sanctions, including by the U.S. government), currency restrictions and devaluations, restrictions on and cost of repatriating earnings and capital, impact on the Company’s financial results as a result of jurisdictions determined to be highly inflationary, and restrictive government actions, including nationalization; labor issues, including negotiations with organized labor and work stoppages; pandemics (including the ongoing COVID-19 pandemic and related impact to and restrictions on the actions of businesses and consumers, including suppliers and customers), acts of terrorism, strikes or other extraordinary events that negatively affect global or regional cash commerce;  anticipated cash needs in light of our current liquidity position and the impact of COVID-19 on our liquidity; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; our ability to identify, evaluate and complete acquisitions and other strategic transactions and to successfully integrate acquired companies; costs related to dispositions and product or market exits; our ability to obtain appropriate insurance coverage, positions taken by insurers relative to claims and the financial condition of insurers; safety and security performance and loss experience; employee and environmental liabilities in connection with former coal operations, including black lung claims; the impact of the Patient Protection and Affordable Care Act on legacy liabilities and ongoing operations; funding requirements, accounting treatment, and investment performance of our pension plans, the VEBA and other employee benefits; changes to estimated liabilities and assets in actuarial assumptions; the nature of hedging relationships and counterparty risk; access to the capital and credit markets; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of our business, reputation and brand; changes in estimates and assumptions underlying critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations.

This list of risks, uncertainties and contingencies is not intended to be exhaustive. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2019, and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

The Brink’s Company and subsidiaries
Segment Results: 2019 and 2020 (Unaudited)
(In millions, except for percentages)

	Revenues
	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q
Revenues:
North America	$434.5	442.5	446.7	459.1	1,782.8	$444.3
South America	230.3	225.2	229.0	232.0	916.5	197.9
Rest of World	240.2	246.6	248.9	244.7	980.4	230.6
Segment revenues - GAAP and Non-GAAP	905.0	914.3	924.6	935.8	3,679.7	872.8

Other items not allocated to segments(a)
Acquisitions and dispositions	—	(0.3)	(0.2)	—	(0.5)	—
Internal loss	—	—	4.0	—	4.0	—
GAAP	$905.0	914.0	928.4	935.8	3,683.2	$872.8

	Operating Profit
	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q
Operating profit:
North America	$44.0	46.4	38.7	57.3	186.4	$33.0
South America	43.0	45.0	59.4	69.7	217.1	41.6
Rest of World	23.8	26.2	32.2	33.6	115.8	15.0
Corporate	(26.0)	(28.8)	(27.9)	(45.0)	(127.7)	(26.5)
Non-GAAP	84.8	88.8	102.4	115.6	391.6	63.1

Other items not allocated to segments(a)
Reorganization and Restructuring	(3.5)	(10.6)	(6.4)	(8.3)	(28.8)	(5.6)
Acquisitions and dispositions	(17.2)	(22.6)	(24.0)	(24.7)	(88.5)	(19.1)
Argentina highly inflationary impact	(4.3)	(0.1)	(7.9)	(2.2)	(14.5)	(2.4)
Internal loss	—	(2.6)	(11.3)	(7.0)	(20.9)	(9.6)
Reporting compliance	(1.4)	(0.3)	(0.3)	(0.1)	(2.1)	(0.2)
GAAP	$58.4	52.6	52.5	73.3	236.8	$26.2

	Margin
	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q
Margin:
North America	10.1%	10.5	8.7	12.5	10.5	7.4%
South America	18.7	20.0	25.9	30.0	23.7	21.0
Rest of World	9.9	10.6	12.9	13.7	11.8	6.5
Non-GAAP	9.4	9.7	11.1	12.4	10.6	7.2

Other items not allocated to segments(a)	(2.9)	(3.9)	(5.4)	(4.6)	(4.2)	(4.2)
GAAP	6.5%	5.8	5.7	7.8	6.4	3.0%

(a)	See explanation of items on page 8.

The Brink’s Company and subsidiaries
Other Items Not Allocated To Segments (Unaudited)
(In millions)

Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. See below for a summary of the other items not allocated to segments.

Reorganization and Restructuring
Other Restructurings
Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized a charge of $5.6 million in the first three months of 2020, primarily severance costs. We recognized charges of $28.8 million in 2019, primarily severance costs and charges related to the modification of share-based compensation awards. For the current restructuring actions, we expect to incur additional costs between $1 million and $2 million in future periods.
Due to the unique circumstances around these charges, these management-directed items have not been allocated to segment results and are excluded from non-GAAP results.
Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:
2020 Acquisitions and Dispositions

•	Amortization expense for acquisition-related intangible assets was $7.2 million in the first three months of 2020.

•	We incurred $5.5 million in integration costs related to Dunbar and TVS in the first three months of 2020.

•	Transaction costs related to business acquisitions were $5.5 million in the first three months of 2020.

•	Restructuring costs related to acquisitions, primarily Dunbar, were $0.4 million in the first three months of 2020.

2019 Acquisitions and Dispositions

•	We incurred $43.1 million in integration costs related to Dunbar, Rodoban, COMEF and TVS in 2019.

•	Amortization expense for acquisition-related intangible assets was $27.8 million in 2019.

•	Restructuring costs related to acquisitions, primarily Dunbar and Rodoban, were $5.6 million in 2019.

•	Transaction costs related to business acquisitions were $7.9 million in 2019.

•	Compensation expense related to the retention of key Dunbar employees was $1.5 million in 2019.

•	In 2019, we recognized $2.2 million in net charges, primarily asset impairment and severance costs, related to the exit from our top-up prepaid mobile phone business in Brazil.

Argentina highly inflationary impact Beginning in the third quarter of 2018, we designated Argentina's economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In the first three months of 2020, we recognized $2.4 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $1.6 million. In 2019, we recognized $14.5 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $11.3 million. These amounts are excluded from non-GAAP results.

Internal loss A former non-management employee in our U.S. global services operations embezzled funds from Brink's in prior years. Except for a small deductible amount, the amount of the internal loss related to the embezzlement was covered by our insurance. In an effort to cover up the embezzlement, the former employee intentionally misstated the underlying accounts receivable subledger data. In 2019, we incurred $4.5 million in costs (primarily third party expenses) to reconstruct the accounts receivables subledger. In the first quarter of 2020, we incurred an additional $0.2 million in costs related to this activity. In the third quarter of 2019, we were able to identify $4.0 million of revenues billed and collected in prior periods which had never been recorded in the general ledger. We also identified and recorded $0.3 million in bank fees, which had been incurred in prior periods. The rebuild of the subledger was substantially completed during the third quarter of 2019. Based on the reconstructed subledger, we were able to analyze and quantify the uncollected receivables from prior periods. Although we plan to attempt to collect these receivables, we estimated an increase to bad debt expense of $13.7 million in the third quarter of 2019. The estimate of the allowance for doubtful accounts was adjusted in the fourth quarter of 2019 for an additional $6.4 million and again in the first quarter of 2020 for an additional $9.4 million. This estimate will be adjusted in future periods, if needed, as assumptions related to the collectability of these accounts receivable change. At March 31, 2020, we have recorded $23.0 million allowance on $30.2 million of accounts receivable, or 76%. Due to the unusual nature of this internal loss and the related errors in the subledger data, along with the fact that management has excluded these amounts when evaluating internal performance, we have excluded these net charges from segment and non-GAAP results.

Reporting compliance Certain compliance costs (primarily third party expenses) are excluded from 2019 and the first three months of 2020 non-GAAP results. These costs relate to the implementation and January 1, 2019 adoption of the new lease accounting standard ($0.2 million in the first three months of 2020 and $1.8 million in 2019). We also incurred $0.3 million in costs related to mitigation of material weaknesses in 2019. We did not incur any such costs in the first three months of 2020.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited)
(In millions, except for percentages and per share amounts)

Non-GAAP results described in this press release are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The purpose of the Non-GAAP results is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The specific items excluded have not been allocated to segments, are described on page 8 and in more detail in our Form 10-Q, and are reconciled to comparable GAAP measures below. In addition, we refer to non-GAAP constant currency amounts, which represent current period results and forecasts at prior period exchange rates.

Non-GAAP results adjust the quarterly Non-GAAP tax rates so that the Non-GAAP tax rate in each of the quarters is equal to the full-year estimated Non-GAAP tax rate. The full-year Non-GAAP tax rate in both years excludes certain pretax and income tax amounts. Amounts reported for prior periods have been updated in this report to present information consistently for all periods presented.

The 2019 Non-GAAP outlook amounts for provision for income taxes, income (loss) from continuing operations, EPS from continuing operations, effective income tax rate and Adjusted EBITDA cannot be reconciled to GAAP without unreasonable effort. We cannot reconcile these amounts to GAAP because we are unable to accurately forecast the impact of highly inflationary accounting on our Argentina operations or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions. The impact of highly inflationary accounting and other potential Non-GAAP adjusting items could be significant to our GAAP results.

The Non-GAAP financial measures are intended to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. Additionally, Non-GAAP results are utilized as performance measures in certain management incentive compensation plans.

Non-GAAP Results Reconciled to GAAP

	YTD '19			YTD '20
	Pre-tax	Tax	Effective tax rate	Pre-tax	Tax	Effective tax rate
Effective Income Tax Rate
GAAP	$24.2	9.7	40.1%	$(9.4)	(12.2)	129.8%
Retirement plans(c)	8.4	1.9		7.7	1.8
Venezuela operations(h)	0.5	—		—	—
Reorganization and Restructuring(a)	3.5	1.0		5.6	1.3
Acquisitions and dispositions(a)	18.7	1.7		22.8	2.1
Argentina highly inflationary impact(a)	4.3	—		2.4	(0.2)
Internal loss(a)	—	—		9.6	2.2
Reporting compliance(a)	1.4	—		0.2	—
Income tax rate adjustment(b)	—	4.9		—	24.4
Non-GAAP	$61.0	19.2	31.4%	$38.9	19.4	49.8%

Amounts may not add due to rounding.

(a)
See “Other Items Not Allocated To Segments” on pages 7-8 for details. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

(b)
Non-GAAP income from continuing operations and non-GAAP EPS have been adjusted to reflect an effective income tax rate in each interim period equal to the full-year non-GAAP effective income tax rate. The full-year non-GAAP effective tax rate is estimated at 49.8% for 2020 and was 31.4% for 2019.

(c)
Our U.S. retirement plans are frozen and costs related to these plans are excluded from non-GAAP results. Certain non-U.S. operations also have retirement plans. Settlement charges related to these non-U.S. plans are also excluded from non-GAAP results.

(d)	The non-GAAP tax rate excludes the 2019 foreign tax benefits that resulted from a transaction that accelerated U.S. tax in 2015.

(e)
Due to reorganization and restructuring activities, there was a $7.7 million non-GAAP adjustment to share-based compensation in 2019. There is no difference between GAAP and non-GAAP share-based compensation amounts for the other periods presented.

(f)
Adjusted EBITDA is defined as non-GAAP income from continuing operations excluding the impact of non-GAAP interest expense, non-GAAP income tax provision, non-GAAP depreciation and amortization and non-GAAP share-based compensation.

(g)
Because we reported a loss from continuing operations on a GAAP basis in the fourth quarter of 2019, GAAP EPS was calculated using basic shares. However, as we reported income from continuing operations on a non-GAAP basis in the fourth quarter of 2019, non-GAAP EPS was calculated using diluted shares.

(h)
Post-deconsolidation funding of ongoing costs related to our Venezuelan operations was $0.9 million in 2019 and was expensed as incurred and reported in interest and other nonoperating income (expense). We do not expect any future funding of the Venezuela business, as long as current U.S. sanctions remain in effect.

(i)	Gain on termination of a mining lease obligation related to former coal operations. We have no remaining mining leases.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited) - continued
(In millions, except for percentages and per share amounts)

	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q

Revenues:
GAAP	$905.0	914.0	928.4	935.8	3,683.2	$872.8
Acquisitions and dispositions(a)	—	0.3	0.2	—	0.5	—
Internal loss(a)	—	—	(4.0)	—	(4.0)	—
Non-GAAP	$905.0	914.3	924.6	935.8	3,679.7	$872.8

Operating profit (loss):
GAAP	$58.4	52.6	52.5	73.3	236.8	$26.2
Reorganization and Restructuring(a)	3.5	10.6	6.4	8.3	28.8	5.6
Acquisitions and dispositions(a)	17.2	22.6	24.0	24.7	88.5	19.1
Argentina highly inflationary impact(a)	4.3	0.1	7.9	2.2	14.5	2.4
Internal loss(a)	—	2.6	11.3	7.0	20.9	9.6
Reporting compliance(a)	1.4	0.3	0.3	0.1	2.1	0.2
Non-GAAP	$84.8	88.8	102.4	115.6	391.6	$63.1

Operating margin:
GAAP margin	6.5%	5.8%	5.7%	7.8%	6.4%	3.0%

Non-GAAP margin	9.4%	9.7%	11.1%	12.4%	10.6%	7.2%

Interest expense:
GAAP	$(23.0)	(22.7)	(22.9)	(22.0)	(90.6)	$(20.0)
Acquisitions and dispositions(a)	1.5	1.5	1.5	1.3	5.8	0.7
Non-GAAP	$(21.5)	(21.2)	(21.4)	(20.7)	(84.8)	$(19.3)

Interest and other income (expense):
GAAP	$(11.2)	(3.1)	(7.8)	(30.6)	(52.7)	$(15.6)
Retirement plans(c)	8.4	6.5	6.6	25.8	47.3	7.7
Venezuela operations(h)	0.5	0.4	—	—	0.9	—
Acquisitions and dispositions(a)	—	—	0.2	(0.9)	(0.7)	3.0
Gain on lease termination(i)	—	(5.2)	—	—	(5.2)	—
Non-GAAP	$(2.3)	(1.4)	(1.0)	(5.7)	(10.4)	$(4.9)

Taxes:
GAAP	$9.7	12.7	14.7	23.9	61.0	$(12.2)
Retirement plans(c)	1.9	1.6	1.6	6.0	11.1	1.8
Reorganization and Restructuring(a)	1.0	2.6	2.0	1.5	7.1	1.3
Acquisitions and dispositions(a)	1.7	1.1	0.9	1.4	5.1	2.1
Tax on accelerated income(d)	—	—	—	7.3	7.3	—
Argentina highly inflationary impact(a)	—	—	(1.4)	—	(1.4)	(0.2)
Internal loss(a)	—	0.1	2.4	1.5	4.0	2.2
Reporting compliance(a)	—	—	—	0.1	0.1	—
Gain on lease termination(i)	—	—	(1.2)	—	(1.2)	—
Income tax rate adjustment(b)	4.9	2.7	6.1	(13.7)	—	24.4
Non-GAAP	$19.2	20.8	25.1	28.0	93.1	$19.4

Amounts may not add due to rounding.
See page 9 for footnote explanations.

	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q

Noncontrolling interests:
GAAP	$0.8	1.5	1.3	0.6	4.2	$1.0
Reorganization and Restructuring(a)	—	—	—	—	—	0.1
Acquisitions and dispositions(a)	—	—	—	0.1	0.1	—
Non-GAAP	$0.8	1.5	1.3	0.7	4.3	$1.1

Income (loss) from continuing operations attributable to Brink's:
GAAP	$13.7	12.6	5.8	(3.8)	28.3	$1.8
Retirement plans(c)	6.5	4.9	5.0	19.8	36.2	5.9
Venezuela operations(h)	0.5	0.4	—	—	0.9	—
Reorganization and Restructuring(a)	2.5	8.0	4.4	6.8	21.7	4.2
Acquisitions and dispositions(a)	17.0	23.0	24.8	23.6	88.4	20.7
Tax on accelerated income(d)	—	—	—	(7.3)	(7.3)	—
Argentina highly inflationary impact(a)	4.3	0.1	9.3	2.2	15.9	2.6
Internal loss(a)	—	2.5	8.9	5.5	16.9	7.4
Reporting compliance(a)	1.4	0.3	0.3	—	2.0	0.2
Gain on lease termination(i)	—	(5.2)	1.2	—	(4.0)	—
Income tax rate adjustment(b)	(4.9)	(2.7)	(6.1)	13.7	—	(24.4)
Non-GAAP	$41.0	43.9	53.6	60.5	199.0	$18.4

Adjusted EBITDA(f):
Net income (loss) attributable to Brink's - GAAP	$13.7	12.5	5.4	(2.6)	29.0	$1.8
Interest expense - GAAP	23.0	22.7	22.9	22.0	90.6	20.0
Income tax provision - GAAP	9.7	12.7	14.7	23.9	61.0	(12.2)
Depreciation and amortization - GAAP	47.9	48.7	42.9	45.5	185.0	45.0
EBITDA	$94.3	96.6	85.9	88.8	365.6	$54.6
Discontinued operations - GAAP	—	0.1	0.4	(1.2)	(0.7)	—
Retirement plans(c)	8.4	6.5	6.6	25.8	47.3	7.7
Venezuela operations(h)	0.5	0.4	—	—	0.9	—
Reorganization and Restructuring(a)	3.4	10.6	6.4	8.2	28.6	5.5
Acquisitions and dispositions(a)	10.8	12.2	17.2	16.6	56.8	14.7
Argentina highly inflationary impact(a)	4.1	(0.2)	7.6	1.2	12.7	1.7
Internal loss(a)	—	2.6	11.3	7.0	20.9	9.6
Reporting compliance(a)	1.4	0.3	0.3	0.1	2.1	0.2
Gain on lease termination(i)	—	(5.2)	—	—	(5.2)	—
Share-based compensation(e)	8.9	9.7	9.5	6.9	35.0	7.2
Adjusted EBITDA	$131.8	133.6	145.2	153.4	564.0	$101.2

Amounts may not add due to rounding.
See page 9 for footnote explanations.

	2019					2020
	1Q	2Q	3Q	4Q	Full Year	1Q

EPS:
GAAP	$0.27	0.25	0.11	(0.08)	0.55	$0.03
Retirement plans(c)	0.13	0.10	0.10	0.39	0.71	0.12
Venezuela operations(h)	0.01	0.01	—	—	0.02	—
Reorganization and Restructuring costs(a)	0.05	0.16	0.09	0.13	0.43	0.08
Acquisitions and dispositions(a)	0.33	0.45	0.49	0.46	1.73	0.40
Tax on accelerated income(d)	—	—	—	(0.14)	(0.14)	—
Argentina highly inflationary impact(a)	0.09	—	0.18	0.04	0.31	0.05
Internal loss(a)	—	0.05	0.17	0.11	0.33	0.14
Reporting compliance(a)	0.03	0.01	0.01	—	0.04	—
Gain on lease termination(i)	—	(0.10)	0.02	—	(0.08)	—
Income tax rate adjustment(b)	(0.10)	(0.05)	(0.12)	0.27	—	(0.48)
Share adjustment(g)	—	—	—	—	—	—
Non-GAAP	$0.81	0.86	1.05	1.18	3.89	$0.36

Depreciation and Amortization:
GAAP	$47.9	48.7	42.9	45.5	185.0	$45.0
Reorganization and Restructuring costs(a)	(0.1)	—	—	(0.1)	(0.2)	—
Acquisitions and dispositions(a)	(6.4)	(10.4)	(7.0)	(7.1)	(30.9)	(7.4)
Argentina highly inflationary impact(a)	(0.2)	(0.3)	(0.3)	(1.0)	(1.8)	(0.7)
Non-GAAP	$41.2	38.0	35.6	37.3	152.1	$36.9

Amounts may not add due to rounding.
See page 9 for footnote explanations.